Delisting Determination,The Nasdaq Stock Market, LLC,
April 20, 2012, China Natural Gas, Inc. The Nasdaq Stock Market, Inc. (the Exchange) has determined to remove from listing the common stock of China Natural Gas, Inc.
(the Company), effective at the opening of the trading session on April 30, 2012. Based on review of information provided by the Company, trading in the Companys stock was halted on September 21, 2011. After review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5100. The Company was notified of the Staffs determination on November 9, 2011.
The Company appealed the determination to a Hearing Panel and on March 6, 2012 the Panel issued a decision denying the Company continued listing. The Companys shares were suspended on March 8, 2012. The Company did not exercise its right to an appeal to the Listing and Hearing Review Council and the Staff determination to delist the Company became final on April 20, 2012.